EXHIBIT 34

FOR IMMEDIATE RELEASE: NEWS
July 6, 1998
Nasdaq National Market/AVRT
http://www.avert.com

   AVERT, INC. ANNOUNCES SECOND STAGE OF PILOT WITH AUTOMATIC DATA PROCESSING

FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an information services company that provides employment background checks to a growing nationwide customer base, today announced an agreement with Automatic Data Processing, ADP Employer Services, (New York Stock Exchange/AUD) to extend a pilot program to offer pre-employment screening services to the ADP customer base. The new agreement calls for Avert services to be offered to ADP customers in the greater Chicago area.

This agreement modifies an earlier pilot arrangement by which Avert's products were offered in the Boston area. The purpose of the extension is to further test market acceptance of product options for Avert services. During the pilot program the ADP sales force will be marketing the Avert services directly to its customers and Avert personnel will provide sales support and customer training. The pilot program is expected to last until September of this year.

"We look forward to extending our relationship with ADP through this pilot," commented Dean Suposs, president and chairman of Avert, Inc. "Working with the ADP sales and marketing organization is consistent with our AvertAffinity program of integrating Avert services with those of other human resource management software and services providers."

The agreement also allows Avert, Inc. to participate in several joint marketing activities with ADP. Included in such opportunities is "Preferred Services Vendor" status, participation in seminars presented to ADP clients, and article inclusions in the ADP Advisor, a publication focused on issues affecting ADP's payroll service clients.

ADP Employer Services is the world's largest provider of payroll services and human resource information systems. It offers a comprehensive range of benefits, payroll, payroll tax deposits and reporting, time and attendance, 401(k) recordkeeping and unemployment compensation management services.

Through its headquarters in Fort Collins, Avert is an information services company that provides thousands of employment background checks daily to employers nationwide. Avert guarantees that its products and services are the most current and accurate available. Products and services include criminal records, civil records, workers' compensation histories, driving records, previous employment verification, credit histories, education verification and social security number validation.


Contact:
Avert Inc.
Investor Relations
970.484.7722



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